Exhibit 99.1
Excerpts from the transcript of an interview of Tom Albanese on CNBC, dated February 20, 2008
Important Information
In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.
Forward-Looking Statements
This communication includes forward-looking statements. All statements other than statements of historical facts included in this communication, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this communication. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the “Takeover Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

BROADCAST TRANSCRIPT
Date February 20, 2008
Time 10:00 AM — 11:00 AM
Station CNBC
Location Network
Program Squawk on the Street
DAVID FABER, co-anchor:
Welcome back. BHP Billiton has been in hot pursuit of Rio Tinto in recent months. But the mining behemoth says its offer just isn’t enough.
Here to discuss this and a lot of other stuff having to do with commodities in a “First on CNBC” interview is Rio Tinto’s CEO, Tom Albanese.
Mr. Albanese, thanks for being with us.
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FABER: And so what did CAPEX go up ‘06 to ‘07 and ‘07 perhaps to this year?
Mr. ALBANESE: Yeah, we’ve been running a couple billion dollars a year of CAPEX. We stepped it up to $5 billion of CAPEX in 2007. We’re stepping it up to $9 billion in 2008 and 2009. And still we’re not meeting the demand.
FABER: You’re not meeting demand. Well, how much are the Chinese buying here? I mean we’ve heard about it so many times. Some start think in some ways it’s taking on mythical proportions. Give me the reality.
Mr. ALBANESE: Well, let’s just look at aluminum. Again, we closed the Alcan deal successfully last year.
At the beginning of 2007, China was consuming a quarter of the world’s aluminum. They expanded by 38 during 2007. So, by the end of the year, they were consuming a third of the world’s aluminum, and they’re still buying the stuff.

FABER: They’re still buying it. So a third of the world’s aluminum, and I would assume steel and copper and—
Mr. ALBANESE: A quarter of the world’s copper, probably 50 percent of the world’s steel and iron ore.
FABER: Well, that’s one reason why the Chinese are concerned that BHP Billiton might buy your company, I guess. On the deal, 3.4 shares of BHP recently rejected by Rio’s board of directors.
Many people out there say it’s only a matter of time. This deal should happen. The synergies are significant. And there’s only one buyer given the size of your company and the size of theirs.
What’s it going to be for BHP Billiton to come up with an offer that your board will not say no to?
Mr. ALBANESE: Well, Rio Tinto got a great value story. Our earnings last year, we had very strong earnings of 7.4 billion underlying earnings, nearly $13 EBITDA, growth in the second half compared to the first half, so our value and our momentum keeps getting stronger.
I can see why BHP is attracted to us. But, again, we see even more value compared to what they’ve done. So we’ve just—we’ve taken—we looked at their offer. We gave it—our board gave it careful consideration. But we did not see it even coming close to the value proposition of running Rio Tinto on a stand-alone basis.
FABER: Now there are those who would say, yeah, but you’ve got a decent premium still in your stock price and the expectation ultimately that BHP will be successful and that will go away over time.
Mr. ALBANESE: Well, even over the past two months, aluminum prices have gone up. Recent iron ore settlements reported by CVRD are very strong going into 2008.
So even since this all started back in November, our markets have gotten even stronger.

FABER: Why do the Chinese and Alcoa get together and buy 12 percent of your company?
Mr. ALBANESE: Well, the Chinese, Chinalco, with Alcoa came in on an unsolicited basis. We—it was unexpected from our perspective.
FABER: They did not contact you?
Mr. ALBANESE: They did not contact us. They contacted us after the announcement. We—they acquired 12 percent of our London listing.
And they’ve said it was a strategic investment. They liked the business. They like the way the business is being run. And they’re not seeking a seat on the board. They are happy with what we’re doing. They are happy with our value argument. And in many ways it just reaffirms what we’ve been saying all along about value.
FABER: Given that demand that you talked about from China, do the Chinese have a right to be concerned were there to be consolidation in the providers of all these commodities?
Mr. ALBANESE: Well, they’re certainly the big consumers and they’re certainly investing in the mining industry. They’re investing directly.
They’re building their own mines. They’re investing in other mines, both onshore and offshore. And I think this is a reflection of their ongoing interest in seeing more and more supply coming in to meet their own demand requirements.
FABER: Now, if BHP doesn’t go away, at what point, if any, do you sit down and potentially talk to them about a deal?
Mr. ALBANESE: Well, we will continue to run our business. We will continue to increase the value of our business. And we certainly believe—I believe, that over time our value vis-a-vis BHP Billiton only gets better from a Rio Tinto perspective. So we’re happy to just keep doing exactly what we’re doing.
FABER: I would assume they benefit from the same trends that you’re benefiting from though?
Mr. ALBANESE: Yeah, the mix of products are actually favoring ours more. For example, we get stronger leverage from iron ore. We get stronger leverage from aluminum.
These two metals have actually had bigger moves even over the past few weeks, over the past few moves—past few months than we’ve seen in some of the metals and some of the products that favor BHP Billiton.
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